EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-111214) of Dell Inc. of our report dated May 14, 2004 relating to the financial statements and financial statement schedule of the Dell Financial Services L.P. 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Austin, Texas
June 24, 2004